Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Manufacturing Agreement

This Manufacturing Agreement (“Agreement”), dated and effective as of September 17, 2026 (the “Effective Date”), is by and between Evofem Biosciences, Inc., a Delaware company headquartered in San Diego, California with an address at 12636 High Bluff Drive, Suite 400, San Diego, California, 92130, (“Buyer”) and Zhaoke (Hong Kong) Ophthalmology Pharmaceutical Limited, a Hong Kong company organized and existing under the laws of Hong Kong with its principal offices at Unit 716, 7/F, Building 12W, Hong Kong Science Park, Shatin, Hong Kong, and Zhaoke (Guangzhou) Ophthalmology Pharmaceutical Co. Ltd., a company organized under the laws of the People’s Republic of China (“Zhaoke”) with its head office in Hong Kong (together with manufacturing site in [***], “Supplier”). Buyer and Supplier are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties.”

WHEREAS Buyer desires to engage Supplier to provide a supply of the Product (as defined hereinafter) exclusively to Buyer in accordance with the terms hereof and Supplier is willing to provide the Product on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means, as to either Party, any other corporation, partnership, joint venture, joint stock company, limited liability company, trust, estate, association, or other entity the existence of which is recognized by any governmental authority (collectively an “Entity”) that, directly or indirectly, controls, is under common control with, or is controlled by, that Party. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean possession, directly or indirectly, or the power to direct the management and policies of an Entity through the ownership of voting securities, by contract or otherwise. Such control shall be presumed where an Entity owns, directly or indirectly, more than fifty percent (50%) of the voting securities of another Entity.

1.2 “Agreement” shall mean this Manufacturing Agreement and all exhibits hereto as the same may be amended, supplemented, or otherwise modified from time to time pursuant to the terms set forth herein.

1.3 Active Pharmaceutical Ingredient (API) means a substance or mixture of substances intended to be used in the manufacture of a pharmaceutical dosage form and that, when so used, becomes an active ingredient of that pharmaceutical dosage form.

1.4 “Annual Product Review (APR) (also known as Product Quality Review (PQR))” means an analysis conducted by Supplier on a yearly basis which examines a multitude of subject matter areas including, but not limited to, changes to active pharmaceutical ingredients, excipients, packaging and shipping components, unit volume, production issues, and other similar issues to demonstrate a continued state of control and product quality.

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1.5 “Background Intellectual Property Rights” means a Party’s Intellectual Property Rights existing as of the Effective Date of this Agreement or created or developed by a Party outside the subject matter of this Agreement and without use of the other Party’s Confidential Information, including all additions, modifications, enhancements, or refinements of the foregoing.

1.6 “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of manufacture as defined by the applicable Batch Record.

1.7 “Batch Record” means Batch production and control records prepared for each Batch of Product, to be reproduced from approved Master Batch Records, and to include sufficient detail regarding location, equipment, operators, materials, and processes to provide a complete and traceable record of the activity and participants.

1.8 “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to be closed.

1.9 “Buyer’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Buyer, including Buyer’s Background Intellectual Property Rights, Foreground Intellectual Property Rights, Improvements, Specifications, trade secrets, Trademarks and Confidential Information.

1.10 “Certificate of Compliance” means a document signed by an authorized representative of Manufacturer, certifying that a particular Batch was manufactured in accordance with GMP, all other applicable Laws, the Quality Agreement, and the Specifications.

1.11 “Claim” or “Proceeding” shall mean any claim, action, suit, proceeding or arbitration, including any Governmental Authority action, notification, investigation or audit.

1.12 “Conform” or “Conforming” means, with respect to Product, that such Product: (a) conforms, in all respects, to the Specifications, the Master Batch Record and manufacturing requirements set forth herein; (b) is free from defects in materials, manufacture and workmanship; and (c) is manufactured according to the Quality Agreement.

1.13 “Facility” shall mean the following facility in which Supplier will manufacture Product: [***], or such other Supplier-controlled facility as agreed in writing by the Parties or as identified in the Quality Agreement.

1.14 “FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.15 “Foreground Intellectual Property Rights” means Intellectual Property Rights that are developed by the Parties under this Agreement with respect to, or for incorporation into, a Product, whether developed solely by Buyer, solely by Supplier, or by Buyer and Supplier acting jointly.

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1.16 “Good Manufacturing Practice” or “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the “Current Good Manufacturing Practice Regulations” of the U.S. Code of Federal Regulations Title 21 (21 CFR Parts 210, 211, & 820), the European Community’s Medical Device Directive, 93/42/EEC, and/or any other applicable laws, rules, regulations or guidance documents now or subsequently established by a governmental or regulatory authority in the country(ies) in which the Product is manufactured and supplied, and any additions, or clarifications thereto, as well as compliance with ISO 13485:2016 and Quality System Regulations 21 CFR Part 820.

1.17 “Governmental Authority” shall mean any duly authorized court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, province, county, city or other political subdivision, domestic or foreign.

1.18 “Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) patents, patent applications, and other patent rights; (b) Trademarks; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (d) trade secrets; and (e) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Law of any jurisdiction throughout in any part of the world.

1.19 “Law” or “Laws” shall mean any law, statute, rule, regulation, guideline, ordinance or other pronouncements of any Governmental Authority having the effect of law in the United States, any foreign country or territory, or any domestic or foreign state, province, county, city or other political subdivision.

1.20 “Losses” shall mean all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts, and other reasonable expenses of litigation or other proceedings or of any claim, default, or assessment).

1.21 “Master Batch Record” means a formal set of instructions for the manufacturing of the Product.

1.22 “Party” or “Parties” means Buyer and/or Supplier, as applicable.

1.23 “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

1.24 “Product” shall mean PHEXX® (or other subsequent branded names of the same product), in finished form, as defined by the Specifications in Exhibit A attached hereto.

1.25 “Quality Agreement” means a written, legally binding document between two parties involved in the manufacture, testing, packaging, storage, or distribution of a drug product or active pharmaceutical ingredient that clearly defines and delineates each party’s GMP-related roles, responsibilities, and quality oversight obligations to ensure compliance with applicable regulatory requirements throughout the lifecycle of the drug product or active pharmaceutical ingredient (API).

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1.26 “QSR” shall mean all Law relating to quality system regulations to meet GMP as promulgated by the FDA.

1.27 “Recall” shall mean a “recall”, “correction” or “market withdrawal” and shall include any post-sale warning or mailing of information (per 21 CFR Part 7 Subpart C, 21 CFR 211,150 and 21 CFR 806).

1.28 “Specifications” shall mean the requirements and standards for Product which may include (i) raw materials specifications; (ii) sampling requirements; (iii) process and equipment; (iv) intermediate specifications; (v) finished Product specifications release criteria including acceptable quality limits; (vi) references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Buyer. Specifications shall be established or amended or supplemented from time to time by Buyer in writing and documented through QSR, including, without limitation, storage of the Product at USP-controlled room temperature.

1.29 “Supplier’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Supplier, including any of Supplier’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Product.

1.30 “Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

1.31 Interpretations. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, reference to Sections means the particular Section to this Agreement includes all Schedules hereto. Unless context clearly requires otherwise, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “or” shall have its inclusive meaning of “and/or;” (iii) the word “notice” shall require notice in writing (whether or not specially stated) and shall include notices, consents, approvals, and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including Exhibits and Schedules); (v) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; (vi) words of any gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; (viii) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (ix) provisions that refer to Persons acting “under the authority of Supplier” shall include Supplier’s Affiliates and those Persons acting “under the authority of Buyer” shall include Buyer’s Affiliates; conversely, those Persons acting “under the authority of Supplier” shall exclude Buyer and its Affiliates and those Persons acting “under the authority of Buyer” shall exclude Supplier and its Affiliates.

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2.	PRODUCT ORDERS; FORECASTS; DELIVERY TERMS; ACCEPTANCE; NON-CONFORMING PRODUCTS

2.1 Purchase and Sale of Product; Exclusivity. Supplier shall manufacture and supply the Product exclusively for Buyer and Buyer’s customers in accordance with the terms of this Agreement and the Quality Agreement which is incorporated herein by reference and made an integral part of this Agreement. Supplier shall not, either itself or through any Affiliate or third Party, manufacture, distribute, sell, offer for sale, market, or promote the Product anywhere globally except to Buyer as provided in this Agreement.

2.2 Purchase Orders; Forecasts; Supply of Product.

(a) Purchase Orders. All purchases, sales and deliveries of the Product by Buyer shall be initiated by the issuance of purchase orders which shall be placed with Supplier in written or electronic form (“Purchase Orders”). All Purchase Orders must conform to the terms of this Agreement, including the pricing, lead times, delivery location and delivery terms for the Product. Buyer shall only be obligated to purchase from Supplier, and Supplier shall only be obligated to sell to Buyer, the quantities of Product set forth in an accepted Purchase Order. Purchase Orders shall be accepted or rejected by Supplier in accordance with Section 2.2(d). Buyer and Supplier may employ standard forms to issue and acknowledge Purchase Orders, but nothing in Buyer’s Purchase Orders or Supplier’s order acknowledgments shall be construed to modify, amend, or supplement the terms of this Agreement and, in the case of any conflict this Agreement shall supersede and control over any terms in such standard forms. One Batch size is [***] units. For clarity, the Batch size represents the validated manufacturing batch size and shall not be interpreted as the guaranteed quantity of releasable finished Product. Actual yield may vary based on manufacturing performance. Each Purchase Order shall specify quantities in full Batch increments. Buyer shall be invoiced only for the actual number of finished Product boxes released and delivered to Buyer. Buyer shall place an initial Purchase Order as first commercial Batch of the Product within [***] months of FDA’s approval of the supplemental new drug application (sNDA).

(b) Forecasts. From time to time, Buyer will provide Supplier a non-binding forecast consisting of a minimum of twelve (12) months of planned orders. The forecasts delivered to Supplier pursuant to the preceding sentence shall represent Buyer’s reasonable estimate of the quantity of Product that Buyer will require during the 12-month period to which such forecast applies. Such forecasts are for the convenience of Supplier only, shall not constitute firm purchase or shipping orders, and shall not be binding upon or create any obligation or liability upon Buyer or Supplier, with the exception stipulated in Section 2.2 (c). Buyer will supply updated rolling 12-month forecasts [***] during the Term. Buyer may modify any such forecast at any time in its sole discretion upon written notice to Supplier. If Buyer does not provide an updated Forecast during any calendar quarter, then Supplier shall use the most recent forecast provided by Buyer as the then-applicable forecast for its planning purposes.

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(c) Binding Forecast Period. Notwithstanding the term in Section 2.2 (b) above, the forecasts will be binding as of [***] months prior to the scheduled manufacturing date. The manufacturing capacity will be binding in compliance to such binding Forecasts. Buyer will provide Supplier with Purchase Orders for [***] months at a time, issued at the start of the month.

(d) Firm Forecast Period. Notwithstanding the term in Section 2.2(b) above, the forecasts will be firm as of [***] months prior to the scheduled manufacturing date. Supplier shall be entitled to procure raw materials, APIs, packaging materials and reserve manufacturing capacity in reliance on such firm Forecasts.

(e) Acceptance of Purchase Orders; Buyer Cancellation. Provided the Buyer Purchase Orders conform to the terms of this Agreement (including the forecasts delivered pursuant to Section 2.2(b), Supplier shall accept and fulfill the Purchase Orders in accordance with this Agreement. If Buyer issues a Purchase Order that does not conform to the requirements of Section 2.2, Supplier shall have the right to accept or reject the Purchase Order in its discretion. Supplier shall indicate its acceptance or rejection of the Purchase Order within [***] Business Days after its receipt of the Purchase Order through written acceptance or by commencing performance. Upon acceptance of the Purchase Order, Supplier will schedule a manufacturing date. Buyer may adjust the timing of the firm Forecast for its convenience at any time prior to [***] before the scheduled manufacturing date, without penalty. If Buyer cancels a Purchase Order with less than [***] notice before the scheduled manufacturing date, (e.g. during the Binding Forecast Period), Supplier shall finish any work-in-process, and Buyer shall be required to purchase and pay for all such finished Product from Supplier. In addition, Buyer shall reimburse Supplier for all reasonable, documented, and non-cancelable costs incurred in connection with such cancelled Purchase Order, including committed raw materials, APIs, packaging materials, third-party cancellation charges, and manufacturing capacity reserved specifically for such Purchase Order.

(f) For illustrative purposes only, the following examples demonstrate the operation of the binding and firm forecast mechanism.

Example:

(g) [***]Delivery, Packaging and Shipment. Supplier shall pack, ship, and deliver the Product to Buyer in accordance with the terms of this Agreement, the Purchase Orders, and the Specifications. Supplier will not make any substitutions of the Product without Buyer’s prior written approval. Supplier shall provide a packing slip for all Product that contains the Purchase Order number, a description of the Product(s) shipped, and the quantity of Product(s) shipped. Unless otherwise indicated on the applicable Purchase Order, all Product shall be delivered FOB [Guangzhou, unless otherwise agreed upon by the Parties in writing (email being sufficient)] (as defined in Incoterms® 2020). Supplier shall deliver the Product(s) on board the vessel nominated by the Buyer at the named port of shipment. Risk of loss or damage to the Product shall pass from Supplier to Buyer when the Product(s) is/are placed on board the vessel. Buyer shall bear all costs and risks from the time the Products are on board the vessel, including main carriage, insurance, unloading, import customs clearance and related charges at destination.

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2.3 Consultation; Late Deliveries. All Product shall be delivered on the delivery date identified in the Purchase Order (“Delivery Date”), provided the Delivery Date specified by Buyer may not be any earlier than the lead time as mutually agreed upon by the Parties. Supplier shall promptly advise Buyer of any production delays. If ordered Product is not delivered in the required quantities at the agreed FOB delivery point after [***] days of the time specified in the Purchase Order, Buyer reserves the right, without liability, and in addition to other rights and remedies provided under this Agreement or applicable Law, to take one of the following actions: (i) direct expedited shipping of the Product (the difference in cost between the expedited shipping and standard shipping costs to be paid by Supplier), (ii) terminate the Purchase Order as to all or any specified Product not yet shipped or supplied and require Supplier to refund any payments Buyer has made, if any, for such Product, or (iii) deduct from the amounts due under the Purchase Order a late delivery penalty in the amount of [***] percent of the Purchase Order total per week until the Product are fully delivered, with a maximum penalty amount of [***] percent of the total Purchase Order amount. Supplier shall conduct a root cause analysis of issues resulting in performance less than 100% on-time (measured to both request and promise date) and suggest a corrective action plan indicating activity, owner, and due date.

Late delivery remedies above shall apply only to delays caused by Supplier and shall not apply to delays occurring after delivery of the Product in accordance with the applicable FOB Incoterm or delays outside Supplier’s reasonable control. For clarity, should Buyer elect (ii) above, this does not count as a Purchase Order cancellation as described in 2.2(d) and Buyer shall not have any liability to Supplier arising out of or relating to such cancellation.

2.4 Safety Stock; Supply Chain Disruptions. Supplier shall use commercially reasonable efforts to purchase and maintain an inventory of any required materials to manufacture the Product and to reserve manufacturing capacity based on Buyer’s rolling forecasts. In the event of a supply chain disruption (whether internal or external) (“Supply Chain Disruption”), Supplier will use commercially reasonable efforts to allocate production capacity to Buyer at least to the same degree as prior to such disruption. Supplier shall notify Buyer within [***] Business Days of any potential Supply Chain Disruption and will provide Buyer with a written action plan within [***] Business Days. Supplier will work with Buyer to mitigate issues to the greatest extent possible, including using alternate means to provide the Product at the agreed upon Price, lead time and FDA-mandated quality levels. If Supplier is unable to source through alternate means from the approved suppliers list in the Quality Agreement, Supplier shall reimburse Buyer for any cost difference associated with Buyer procuring equivalent replacement products, except where caused by Force Majeure or third-party shortage or reasons beyond Supplier’s reasonable control. At all times during the term of this Agreement, Supplier shall maintain a Business Continuity and Disaster Recovery Plan (“DRP”) that ensures continuity of production in the event of disaster. Supplier shall provide an updated copy of the DRP at any time upon request. Supplier shall promptly initiate its DRP upon the occurrence of any business continuity event.

2.5 Inspection Period; Non-Conforming Product.

(a) All Product is subject to Buyer’s right of inspection and approval. Buyer shall have a period of [***] days from the date of the Buyer’s receipt of the Product at its designated third-party logistics (3PL) warehouse located in the United States (the “Inspection Period”) to either (i) accept the Product; or (ii) notify Supplier in writing that Supplier has delivered Non-Conforming Product (as defined in Section 2.5(b)), notwithstanding any earlier receipt or payment for such Product. Buyer shall notify Supplier promptly in writing of any claim relating to quantitative defects in the shipments of the Product. Supplier shall, at its own expense, provide Buyer with any missing quantities of such Product promptly after receipt of such a notice from Buyer, provided that any missing quantities due to the carrier during shipment shall not be Supplier’s responsibility. Buyer shall only be obligated to pay for actual quantities of Product tendered to the carrier and shall pay for any missing quantities subsequently delivered by Supplier to Buyer within [***] days of the date of receipt of the missing quantities. Buyer may retain quantities of Product in excess of the ordered amount and pay for them at the unit price or reject and return or dispose such Product per instruction from Supplier at Supplier’s expense.

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(b) During the Inspection Period, Buyer may conduct such quality assurance testing procedures as Buyer may deem necessary or appropriate to inspect and to reject any of such Product which are (i) not in compliance with the Specifications, (ii) not in compliance with the warranties set forth in Section 6.2, (iii) not in compliance with the terms of the Quality Agreement, or (iv) not in compliance with this Agreement or applicable Law, and which noncompliance are a result of Supplier, its Affiliates or their respective employees or agents’ actions in the performance of this Agreement or the manufacture of the Product; (collectively “Non-Conforming Product”) Buyer shall have the right to refuse acceptance of any such Non-Conforming Product. If the Parties disagree on the noncompliance or reason that caused any noncompliance of any Product, then the Parties shall resolve any such disagreement in accordance with Section 4.10(d) below.

(c) If Buyer rejects any Non-Conforming Product pursuant to this Section 2.5, Buyer shall have the right to require Supplier to replace Non-Conforming Product (with transport and insurance, as well as documented cost to destroy Non-Conforming Product, prepaid by Supplier). In case Supplier does not schedule the manufacture of the replacement batch for the Non-Conforming Product within [***] days of the Non-Conforming Product being rejected or a longer period of time if approved by Buyer in writing, Buyer shall have the right to a) require Supplier to refund the Purchase Price for the Non-Conforming Product, or b) purchase Product from another source, with Supplier refunding to Buyer the purchase price of the Non-Conforming Product and paying the difference in purchase price, to the extent greater than the price of the Product hereunder, and any other reasonable, documented and direct out-of-pocket costs incurred by Buyer arising from such Non-Conforming Product, provided Buyer shall not be entitled to duplicative recovery for the same Non-Conforming Product. Buyer shall notify Supplier within [***] days (the “Notification Period”) following the detection of the Non-Conforming Product (the detection of which must occur during the Inspection Period) and shall, at Supplier’s request and expense, follow any reasonable instructions to return to Supplier or dispose of any Non-Conforming Product. The Notification Period is in addition to, not a subset of, the Inspection Period. Product that is not rejected before the end of this Notification Period will be deemed to have been accepted by Buyer; provided, however, that Buyer’s acceptance of any Product will not be deemed to be a waiver or limitation of Supplier’s warranty or indemnification obligations pursuant to this Agreement (or any breach thereof).

2.6 Change Control.

(a) Supplier shall notify Buyer in writing as soon as reasonably practicable prior to any changes to equipment, manufacturing and quality assurance procedures, or methods and techniques used to produce a Product and documented in change control record and no such change may be implemented without Buyer’s prior written approval. Supplier and Buyer will mutually work to determine the impact of the change, if any, and to develop and complete effective validation and risk analysis plans. Supplier shall not make any changes to the Product or Specifications without the prior written authorization of Buyer. Supplier shall bear the engineering costs to implement any such Supplier-initiated changes.

(b) Parties shall enter into a Quality Agreement, which will be concurrently executed with this Agreement.

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(c) Buyer-requested changes: If Buyer at any time requests a change to any Product and Supplier agrees such change is reasonable with regard to Product manufacture, Supplier will provide a written proposal to Buyer detailing all costs associated with such change and timing. This cost estimate will include any additional development or validation studies required, with the applicable R&D rates and charges to be mutually agreed by the Parties as part of the applicable proposal. Following approval of the proposal by Buyer, (i) such change shall be incorporated within the Master Batch Record and/ or Specifications via a written change control, documented in the change control record, which has been reviewed and agreed upon in writing by both Parties; (ii) the Parties shall adjust the Total Price of Product, if necessary, and Section 3 of this Agreement shall be amended accordingly; and (iii) Buyer shall be responsible for any actual or potential additional Product costs, fees or expenses incurred and shall pay Supplier for all agreed costs, fees and charges associated with such change including, but not limited to, any additional development or validation studies required, with the applicable R&D rates and charges to be mutually agreed by the Parties in writing as part of the applicable proposal or change control.

(d) For clarity, Buyer shall be responsible for all reasonable costs, fees and expenses associated with the preparation and submission of the applicable U.S. regulatory submissions, including any FDA filing costs, relating to the introduction, qualification, approval or use [***]that are pre-approved in writing by Buyer.

Supplier shall bear the costs of the engineering batch and/or any process validation batch(es) manufactured [***], together with the associated development and validation activities required to support such batch(es).

Any Product produced from the three successfully completed consecutive process validation batches that is approved by Buyer for commercial distribution following FDA approval of the applicable regulatory submission shall be sold to Buyer at the applicable Price under Section 3.1 to fulfill subsequent Purchase Orders.

(e) Regulatory-required changes: The Parties agree that once the FDA has approved Supplier as a manufacturer of the Product, any subsequent changes required by FDA or other Regulatory Authority shall be incorporated into the Product as evidenced by the written approval of Buyer via a change control record to the Master Batch Record and/ or Specifications prior to such incorporation. Supplier agrees to support any and all regulatory-required changes necessary to maintain GMP compliance, Product approval, and continued commercial supply. Any actual or potential additional Product costs, fees, or expenses, including but not limited to items such as regulatory user fees, serialization fees or similar such items, shall be the sole responsibility of Buyer. At the time of such incorporation, such changes shall become part of the Specifications. If Supplier is required by Regulatory Authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for Buyer, such studies shall be agreed to by the Parties and set forth in a new “Project Protocol” which shall include cost estimates and estimated timelines as noted in 2.6 (c), with related work charged at cost including reasonable internal labor charges and third-party expenses, without any additional profit markup. In the event the Parties are unable to reach agreement with respect to such Project Protocol, the Supplier shall be under no obligation to perform such studies or otherwise continue the manufacture of the Product affected by said regulation. Any costs to Supplier resulting from the operation of this Section 2.6(c) shall be reimbursed by Buyer [***]. For the avoidance of doubt, any changes or validation studies required set out in this Section 2.6(d) that are required as a result of the negligence, willful misconduct, GMP non-compliance or material breach of the Agreement by Supplier shall be undertaken at Supplier’s sole cost and expense.

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For clarity, if the FDA requires any additional tests, studies or validation activities as a condition to approval [***], Supplier shall conduct such additional tests, studies or validation activities at its sole cost and expense.

2.7 Supplier Exit. In the event of a Supplier Exit (as defined below), in addition to Buyer’s other remedies as set forth in this Agreement, Buyer shall have a right of first refusal to purchase from Supplier the assets used by Supplier and/or necessary for the manufacture of the Product, including detailed supplier lists, contracts, drawings, tooling, manufacturing aids, process documentation, Intellectual Property Rights, Confidential Information, research and development records, regulatory approvals, licenses, consents, supplier agreements, permits and documentation and all other trade secrets, rights, records and documents which are required or useful for the production of the Product. If Buyer elects to exercise such option, it must give Supplier written notice of such election not later than the thirtieth (30th) day after the receipt of the Exit Notice. At such time, the Parties will use commercially reasonable efforts to negotiate a mutually acceptable transfer price and Supplier will provide Buyer all information and assistance necessary to enable Buyer to manufacture or have manufactured such Product including provision of manufacturing documentation, validation data, process knowledge, regulatory support, and reasonable access to personnel for process knowledge. As used herein, a “Supplier Exit” means a decision by Supplier to terminate the manufacture of the Product (For clarity, sale of the equity or assets of the business or otherwise change of control of Supplier will not be deemed a Supplier Exit as long as Supplier or its successor continues the performance under this Agreement in the manufacture of Product). Supplier shall provide at least [***] days’ advance written notice thereof to Buyer of a Supplier Exit (“Exit Notice”).

2.8 Buyer Exit. In the event of a Buyer Exit (as defined below), Buyer shall be required to (i) purchase, at the then applicable Price, all finished Product and Product in process, and (ii) purchase all raw materials, components, and packaging materials procured or committed by Supplier in accordance with accepted Purchase Orders and binding forecasts that are non-cancellable or not otherwise reasonably usable by Supplier for other customers. Buyer shall also reimburse Supplier for any reasonable, documented, non-recoverable costs and expenses incurred by Supplier in reliance upon Buyer’s binding forecasts or Purchase Orders, including without limitation supplier cancellation charges and committed manufacturing capacity.

For the avoidance of doubt, Buyer’s obligations under any accepted Purchase Orders and binding forecast quantities pursuant to Section 2.2(c) shall survive the delivery of a Buyer Exit Notice (as defined below), and Buyer shall not be entitled to cancel or reduce such commitments except in accordance with the terms of this Agreement.

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As used herein, a “Buyer Exit” means a decision by Buyer to terminate the purchase of the Product under this Agreement (for clarity, sale of the equity or assets of the business or otherwise change of control of Buyer will not be deemed a Buyer Exit as long as Buyer or its successor continues the performance under this Agreement in the purchase of Product). Buyer shall provide at least [***] days’ advance written notice thereof to Supplier of a Buyer Exit (“Buyer Exit Notice”).

2.9 Subcontracting. Supplier may not subcontract with any third party including any Affiliate of Supplier, to perform any of its obligations under this Agreement without the prior written consent of Buyer. For clarification, subcontracting means hiring any other party to conduct the manufacturing of the Product. Supplier may use GMP-related vendors and suppliers for components, raw materials, packaging materials, and testing services without Buyer approval, provided Supplier remains responsible for their qualification and oversight in accordance with GMP and the Quality Agreement. Supplier will disclose all GMP-related vendors and confirm each vendor’s scope, qualification status, auditability, and Buyer approval requirement before use. Supplier will be solely responsible for the performance of any permitted subcontractor, and for costs, expenses, damages, or losses of any nature arising out of such performance as if such performance had been provided by Supplier itself under this Agreement. Supplier will cause any such permitted subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including all confidentiality, quality assurance, regulatory and other obligations and requirements of Supplier set forth in this Agreement. Buyer may, upon reasonable prior written notice, audit any approved subcontractor performing GMP-related activities for the Product, and/or review Supplier’s audit report of subcontractor, and may require Supplier to discontinue use of any subcontractor or vendor that, in Buyer’s reasonable judgment, posed, or will pose a quality, compliance, or regulatory risk to the Product. Both Parties will discuss in good faith mitigation steps to be taken by the Parties to minimize the impact of the discontinuation.

3.	Price; Payment; Taxes

3.1 Purchase Price. Subject to the terms of this Section 3, Buyer shall purchase the Product from Supplier at the applicable tier Price set forth below (the “Price”):

[***]

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The applicable Price for each Purchase Order shall be determined based on the cumulative quantity of batches ordered by Buyer during the applicable Calendar Year. For purposes of determining the applicable Price tier, cumulative purchase volume shall reset to zero on the first day of each Calendar Year. For the first Calendar Year, the initial estimated Price tier shall be based on Buyer’s estimated planned orders for such Calendar Year. For each subsequent Calendar Year, the initial estimated Price tier shall be based on the actual aggregate quantity of Product ordered by Buyer during the immediately preceding Calendar Year, unless the Parties otherwise agree in writing based on Buyer’s projected requirements for the upcoming Calendar Year. Upon the acceptance of a Purchase Order that causes Buyer to qualify for a higher or lower Price tier, the applicable Price for all Product previously ordered during such Calendar Year shall be adjusted retroactively to such higher or lower Price tier, and the resulting amount difference shall be applied against or added to the next invoice issued by Supplier.

For illustrative purposes only, the following examples demonstrate the operation of the pricing adjustment mechanism:

Example 1:

[***]

Example 2:

[***]

For clarity, “Calendar Year” means each consecutive twelve (12)-month period commencing on January 1 and ending on December 31.

The Price above contemplates potential use of a set of plastic components consisting of a plunger, cap and applicator (collectively, the “Applicator”), [***]. Supplier shall provide reasonable supporting documentation of such costs to Buyer.

[***]The Price is the sole compensation payable to Supplier for the manufacture and supply of the Product to Buyer. Unless otherwise set forth in the Purchase Order, the Price includes Supplier’s costs for packaging, crating, boxing, and any other similar financial contribution or obligation relating to the production and manufacture of the Product. The Price is fixed for the first three (3) years following FDA approval of Supplier as a manufacturer of the Product. Thereafter, the Price is subject to increase yearly for compensation of inflation, including increases in materials, labor, tariffs, or overhead costs, provided such increase does not exceed the CPI-All Urban Consumers or four percent (4%) whichever is lower.

3.2 Invoices; Payment Terms. Within [***] days following Buyer’s receipt of Supplier’s invoice issued upon achievement of the applicable milestones set out in Schedule A, Buyer will pre-pay the amount set forth in Schedule A corresponding to the applicable milestone for a total pre-payment of [***], in aggregate, towards future order(s) of Product (“Advance Payment”). Payment for future Purchase Orders will be deducted against the Advance Payment. Following full utilization of the Advance Payment, Buyer shall pay [***] of the applicable Purchase Order value within [***] days following issuance of the applicable Purchase Order and Supplier’s invoice relating thereto. Supplier shall submit an invoice for the remaining [***] of the applicable Purchase Order value promptly following delivery of the Product to Buyer or Buyer’s customer. All undisputed amounts hereunder shall be payable by Buyer, in U.S. Dollars, within [***] days of the date of Buyer’s receipt of the applicable invoice. Any payment by Buyer for Product will not be deemed acceptance of the Product or waive Buyer’s right of inspection. Except for the deduction from the Advance Payment, Buyer shall not set off against, deduct from, or recoup from, any amounts due or to become due from Buyer to Supplier, including for damages resulting from breaches by Supplier of its obligations under this Agreement. Each invoice shall contain the Purchase Order number, description of the Product(s) shipped, Product lot number, quantity of the Product(s) shipped, date on which the Product(s) shipped, Supplier’s packing slip number, applicable Taxes, bill of lading number, country of origin, and any other information necessary for identification and control of the Product.

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3.3 Taxes. The Prices do not include use, consumption, value-added (VAT), sales or excise taxes of any taxing authority (collectively “Taxes”). The amount of such Taxes, if any, will be added to the Price of the Product in effect at the time of shipment thereof and shall be reflected in the invoices submitted to Buyer by Supplier pursuant to Section 3.2.

4.	Manufacturing Ramp-Up and Standards

4.1 Manufacturing Ramp-Up.

(a) Upon execution of this Agreement, Supplier will commence actions to prepare manufacturing of the Product as further described in this Agreement, including the following major milestones:

Milestone No.	Milestone
1	Signed Quality Agreement (which shall be signed contemporaneously with this Agreement), and provision by Buyer of complete process and equipment parameters for equipment procurement/modifications.

2	Technology Transfer Plan, Comparability Protocol, as approved by Buyer, and provision of additional product samples by Buyer for the purpose of this technology transfer (if needed).

3	Process Validation Protocol as approved by Buyer, and provision of related equipment qualification and engineering run as completed by Supplier.

4	Successful transfer and execution of the KBT API process in accordance with the Buyer-approved Technology Transfer Plan and Comparability Protocol, including meeting the applicable acceptance criteria therein.

5	Successful completion of three consecutive process validation batches in accordance with the Buyer-approved Process Validation Protocol and as required by FDA.

6	Complete all steps and provide all documentation necessary to enable sNDA filing for the Product manufactured by Supplier [***]

7	FDA Inspection.

8	FDA Approval.

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9	First Commercial Batch Delivery.

10	Successful manufacture of and licensing for plastic components meeting quality and regulatory requirements.

11	Complete all steps and provide all documentation necessary to enable sNDA filing or other applicable FDA submission for the Product [***]

(b) Supplier will be responsible for taking actions related to manufacturing of the Product at its own cost. Buyer shall be responsible for taking actions related to filing, regulatory approval for the distribution, sales and marketing of the Product at its own cost. Both Parties will exercise best faith effort to complete the above project Milestones. Project team will maintain an updated detailed project Gantt chart. In the event of any changes in timeline, project team will provide a written report to both Parties and thereafter, both Parties will collaborate to rectify the delay. Upon the execution of this Agreement, the Parties will designate employees to serve on the project team.

4.2 Manufacturing Standards.

(a) Supplier shall manufacture, package, and supply the Product in accordance with GMP, the Specifications, the Quality Agreement, the applicable Purchase Order, the terms of this Agreement, applicable Law, and any trademark usage and other requirements as may be specified by Buyer in writing. Supplier shall not use any raw materials, ingredients and/or packaging materials that do not comply with the Specifications and applicable Law. Supplier shall be responsible for pursuing all resolutions with the applicable supplier of non-complying raw materials, ingredients and/or packaging materials. Supplier shall notify Buyer, in writing, of any proposed change(s) to materials, Product, Specifications, manufacturing processes, manufacturing equipment, manufacturing location, or quality system certification, and shall not implement any such proposed change(s) without Buyer’s prior written consent following at least ninety (90) days prior written notice of such proposed change(s).

(b) Supplier agrees that it will manufacture the Product solely at its Facility. Supplier represents and warrants that it has and shall continue to maintain its Quality Systems in conformance with GMP. Supplier shall immediately notify Buyer of any changes in its regulatory compliance status. Supplier will be responsible for performing all validation of the Facility, equipment, cleaning and maintenance processes employed in the manufacturing process in accordance with GMP, the applicable Quality Agreement, applicable Law, and in accordance with any other validation procedures established by Supplier or by Buyer and made known in writing to Supplier. Supplier will also be responsible for ensuring that all such validated processes are carried out in accordance with their terms.

(c) Supplier shall be responsible for:

-	supplying sufficient quantities of all ingredients, raw materials, and packaging materials required for each Purchase Order;

-	supplying labels for each Product; and,

-	marking each Product with appropriate identifying information such as batch, lot, and date.

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(d) Supplier will be solely responsible for implementing and maintaining health and safety procedures for the performance under this Agreement and for the handling of any materials or hazardous waste used in or generated by the manufacturing of the Product. Supplier will maintain a Material Safety Data Sheet (“MSDS”) for chemicals that must be handled or manufactured as anticipated by this Agreement. Supplier will maintain an MSDS for the manufactured Product that Supplier ships to Buyer.

(e) Supplier will devote sufficient resources to address any design, manufacturing or quality issues relating to the Product that are from time to time identified by Supplier or Buyer. Supplier and Buyer shall be entitled to conduct regulatory audits of each other to verify the other’s compliance with its regulatory obligations hereunder. Supplier agrees to meet reasonable requirements as a supplier to Buyer and be subject to quality audits upon reasonable notice (sixty (60) calendar days) or as defined in the Quality Agreement between the Parties, with the caveat that shorter-notice (e.g., thirty (30) calendar days) audit access shall be granted for critical quality events, regulatory concerns, data integrity issues, or potential Product impact.

(f) The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with manufacturing the Product will be the responsibility of Supplier at Supplier’s sole cost and expense. Authorization from Buyer will be required, in writing and prior to any action, for destruction of Buyer-related Product, components, intermediates, samples, retains, stability samples, labeling, packaging materials, or Product-related records, unless required by law. Without limiting other applicable requirements, Supplier will prepare, execute, and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under applicable Law.

4.3 Materials Storage Requirements. Supplier shall store all ingredients, raw materials and packaging materials and Product in strict accordance with instructions provided by Buyer. Storage and handling of the foregoing shall be in accordance with the provisions of all applicable Law, the Specifications, and the Additional Specifications.

4.4 Legal and Regulatory Approvals, Filings and Requests. Supplier will be responsible for obtaining, subject to the cost allocation provisions set forth in this Section 4.4, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance by Supplier under this Agreement, including without limitation with respect to (i) the manufacturing, packaging, serialization and shipping of the Product, (ii) the sale of the Product to Buyer. At Buyer’s request, Supplier will provide Buyer with copies of all such approvals and submissions to government authorities, and Buyer will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development, distribution and sale of Product. Supplier shall not transfer, assign, encumber or otherwise convey any such licenses, consents, or permits to any third party without Buyer’s prior written approval. Supplier will be responsible for providing Buyer with all supporting data and information (including raw data) relating to the production of Product necessary for obtaining such approvals, including all (i) Records, (ii) Batch Documentation, and (iii) authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, and other documentation (collectively, “Supporting Documentation”) in the possession or under the control of Supplier relating to the supply of Product (or any intermediate or component of Product) hereunder on the timeline defined under the Quality Agreement.

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Buyer will be responsible for obtaining, at its expense, the approval from FDA, and any regulatory and government approvals necessary in connection with the regulatory approvals and submissions required for the commercialization of Product by Buyer under this Agreement, including without limitation with respect to (i) any regulatory approval, including NDA Prescription Drug User Fee and any other FDA charges, (ii) distribution, sales, marketing, and promotion of the Product, and (iii) other responsibilities as the NDA Holder.

Supplier acknowledges that Buyer is the NDA holder and retains ultimate regulatory responsibility for the Product. Supplier agrees to perform its obligations in a manner that enables Buyer to meet its regulatory obligations under applicable law. Supplier shall be solely liable for the portion of cost and fees imposed by local government in connection with the manufacturing of the Product, and Buyer will be responsible for any cost and fees imposed by the FDA and any other countries, unless otherwise set forth in Buyer’s Agreements with Licensees and Distributors, in connection with the filing or approval of the manufacture of the Product.

4.5 Inspections. Buyer shall have the right to conduct inspections or reviews of Supplier’s quality system, Facility, operations, suppliers, and any associated records for confirming compliance with QSRs, the manufacture of the Product in conformance with GMP, the Specifications and the Additional Specifications, to assist in the analysis of any complaint reviews and/or reviewing the results of any inspections of Supplier’s Facility by any Governmental Authorities which shall be provided to Buyer in accordance with the notification requirements set forth in the Quality Agreement. Supplier will permit Buyer or its agents to be present and participate in any visit or inspection by any Governmental Authority of the Facility (to the extent it relates in any way to any Product) or the Supplier’s manufacturing processes. Any quality audit conducted pursuant to this Section shall be performed in accordance with the Quality Agreement.

4.6 Regulatory Inspection Communications and Responses. Supplier shall promptly notify Buyer, and in no event later than twenty-four (24) hours, of any inspection, inquiry, Form 483 observation, warning letter, import alert, regulatory enforcement action, or other communication from any Regulatory Authority relating to the Product or the Facility’s manufacture of the Product. Buyer shall promptly notify Supplier of any communication from a Regulatory Authority relating to the Product that may reasonably require Supplier action or may reasonably impact the manufacture, testing, release, supply, specifications, validation requirements, regulatory status, or continued commercial supply of the Product, in accordance with the notification requirements set forth in the Quality Agreement.

Supplier shall provide Buyer with copies of all written communications with Regulatory Authorities relating to the Product promptly upon receipt or submission.

Supplier shall provide Buyer with draft written responses to any regulatory observations or findings relating to the Product at least five (5) Business Days prior to submission, or as soon as reasonably practicable if shorter timelines are imposed by the Regulatory Authority. Supplier shall not submit any written response or regulatory commitment relating to the Product without Buyer’s prior written approval.

Supplier shall not make any commitments to a Regulatory Authority that may impact the manufacture, control strategy, specifications, stability program, or regulatory status of the Product without Buyer’s prior written consent.

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4.7 Maintenance and Retention of Records. Supplier shall maintain complete and accurate records including, without limitation, all quality records, lab notebooks, analytical results and batch records, for a minimum duration specified in the Quality Agreement and applicable Law with respect to packaging and Product materials usage and finished Product production, which records shall include production code dates and shipping information relating to the Product, so that Product can be easily traced in case of a Recall or rejection of Product or materials (“Records”). All Records shall be stored appropriately to ensure no loss or damage of information or data. Supplier owns the original GMP records and grants unrestricted access and copies to Buyer. Records shall be retained for the longer of the retention period specified in the Quality Agreement and the minimum period required by applicable Law, and shall not be destroyed, deleted, or otherwise disposed of without Buyer’s prior written consent, except where destruction is expressly required by applicable Law.

4.8 Sample Retention. Supplier will take and retain, for such period and in such quantities as may be required by GMP and the applicable Quality Agreement, samples of Product produced under this Agreement. Further, upon Buyer’s written request, Supplier will submit such samples to Buyer.

4.9 Quality Agreement. In addition to the terms contained herein, the Parties agree to be bound by the terms relating to the regulatory and quality assurance agreements (the “Quality Agreement”). If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Purchase Order, Quality Agreement, or other document or form used by the parties, the terms of this Agreement will control, except with respect to quality. Any conflict relating to quality, GMP, regulatory compliance, batch disposition, investigations, data integrity, recall, or inspection management, the Quality Agreement shall govern.

4.10 Testing and Acceptance Process

(a) Testing by Supplier. The Product manufactured under this Agreement will be manufactured in accordance with the Specifications, Quality Agreement, and GMP. Each raw material component and Batch of Product will be sampled and tested by Supplier against the Specifications, and the quality assurance department of Supplier will review the documentation relating to the manufacture of the Batch and will assess if the manufacture has taken place in compliance with GMP, the Specifications, and the Quality Agreement.

(b) Provision of Records. If, based upon such tests and documentation review, a Batch of Product conforms to the Specifications and was manufactured according to GMP, then a Certificate of Compliance will be completed and approved by the quality assurance department of Supplier. This Certificate of Compliance, a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch Records (collectively, the “Batch Documentation”) for each Batch of Product will be delivered electronically to Buyer using mutually agreed method(s), with documentation of receipt required to verify delivery date. Upon request, Supplier will also deliver to Buyer all Records and Supporting Documentation in the possession or under the control of Supplier relating to the manufacture of each Batch of Product (or any intermediate or component of Product). If Buyer requires additional copies of such Batch Documentation, these will be provided by Supplier to Buyer at cost.

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(c) Review of Batch Documentation; Acceptance. Buyer will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications. Buyer will notify Supplier in writing of its acceptance or rejection of such Batch within six (6) weeks of receipt of the complete Batch Documentation relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within five (5) business days, to any reasonable inquiry or request for a correction or change by the other party with respect to such Batch Documentation. Buyer has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not manufactured in compliance with GMP and all other applicable Laws. No Batch of Product shall be released for commercial distribution without prior written approval by Buyer’s Quality Unit. Supplier shall not ship Product intended for commercial distribution unless and until Buyer provides written batch release authorization. Buyer shall provide its approval, rejection or comments within ten (10) Business Days following receipt of the complete Batch Documentation. Any delay in shipment or delivery resulting from Buyer’s failure to provide approval, rejection, comments, or batch release authorization within the timelines set forth in this Section shall not constitute a breach by Supplier, and the applicable delivery dates shall be extended accordingly.

(d) Disputes. In case of any disagreement between the parties as to whether Product conforms to the applicable Specifications or GMP, was manufactured in accordance with this Agreement or if otherwise Non-Conforming Product, the quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and Buyer and Supplier will follow their respective SOPs to determine the conformity of the Product to the Specifications, the GMP and this Agreement. If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed thirty (30) days), a representative sample of such Product and/or relevant documentation will be submitted to an independent testing laboratory (in the case of an alleged failure to meet Specifications) and/or independent GMP consultant or other consultant (in the case of an alleged failure to comply with GMP or any other reason that the Product is deemed to be Non-Conforming Product), as appropriate, that are mutually agreed upon by the parties for tests and final determination of whether such Product conforms with such Specifications, the GMP or other requirements of this Agreement. The laboratory must be an approved supplier of either Party and meet GLP. The laboratory and consultant, as applicable, must be of recognized standing in the industry, and consent to the appointment of such laboratory and/or consultant will not be unreasonably withheld or delayed by either party. Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory and/or GMP consultant, as applicable, with respect to all or part of such Product will be final and binding on the parties absent manifest error. The fees and expenses of the laboratory and/or consultant, as applicable, incurred in making such determination will be paid by the party against whom the determination is made.

(e) Product Non-Compliance and Remedies. If a Batch of Product fails to conform to the Specifications or was not manufactured in compliance with GMP and this Agreement, then Supplier will, and as requested by Buyer, subject to Section 2.5:

(i) refund in full the fees and expenses paid by Buyer for such Batch, including the cost of buyer materials (if any) used in the Manufacture of such Batch; or

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(ii) at Supplier’s cost and expense, including the cost of any buyer materials used in the manufacture of such Batch (if any), Manufacture a new Batch of Product as soon as reasonably possible; or

(iii) Replace the Product, at Supplier’s cost and expense, so that the Batch can be deemed to have been manufactured in compliance with GMP and the Manufacturing Process, and to conform to Specifications.

(iv) Moreover, the parties will meet to discuss, evaluate, and analyze the reasons for and implications of the failure to comply with GMP, the Specifications and/or the manufacturing process and will decide whether to proceed with or to amend this Agreement or to terminate this Agreement in accordance with Section 11.

(f) Disposition of Non-Conforming Product. The ultimate disposition of Non-Conforming Product will be the responsibility of Supplier’s quality assurance department.

5.	Complaints: Adverse Events Reporting and Recalls

5.1 Complaints. The Parties will cooperate fully with each other in connection with complaints, adverse events, medical device reporting, vigilance reporting and recalls related to the Product. The Parties have entered into a Safety Data Exchange Agreement to establish protocol related thereto. Without limiting the foregoing, Supplier shall notify Buyer within timeframes specified in the Quality Agreement of any complaint, adverse event, or product quality issue that may reasonably impact patient safety, regulatory compliance, or batch disposition. Supplier shall support complaint investigations and provide investigation findings and supporting documentation within timelines defined in the Quality Agreement.

The Parties shall reasonably cooperate in attempting to appropriately resolve such complaints. However, Buyer, at its own expense, shall be responsible for reporting to the appropriate Governmental Authority, if necessary, any adverse event with respect to Product. Buyer shall also be solely responsible for interfacing with its customers regarding all complaints and inquiries relating to the Product.

5.2 Recall and Corrective Action Procedures

.

(a) Buyer shall retain the final decision-making authority regarding initiation, scope, classification, and execution of any Recall or corrective action relating to the Product and shall provide prompt written notice thereof to Supplier. In the event Buyer initiates a Recall, Supplier shall provide all batch records, distribution records, traceability information, and other documentation necessary to support recall execution within twenty-four (24) hours of Buyer’s request. The Parties shall promptly engage in good faith discussions relating thereto and shall endeavor to reach an agreement regarding any Recall, including the text and timing of any publicity to be given such matters, and Buyer will provide Supplier with all reasonable assistance in implementing the Recall plan submitted to the FDA, provided such assistance does not, in Buyer’s opinion, violate or cause it to violate the Law of any jurisdiction affected by such Recall or general corrective action. Buyer shall control communications with Regulatory Authorities relating to the Product. If such Recall or general corrective action is a result of the breach of any of Supplier’s warranties or requirements of the Quality Agreement , (i) Supplier’s GMP noncompliance; (ii) a manufacturing defect in the Product caused by Supplier or any failure for the Product to meet the Specifications; (iii) a data integrity breach by Supplier, with respect to the manufacture of the Product as set forth herein or Supplier’s negligence or willful misconduct or fraud (“Supplier-Caused Recall”), Supplier agrees to reimburse, indemnify, and hold Buyer harmless from all costs, expenses and damages arising from any such Recall or general corrective action, including its costs for retrieving and replacing the Product. Where applicable, Buyer shall pay all reasonable expenses associated with determining whether a Recall is necessary unless it is determined that the Recall is a Supplier-Caused Recall, in which case Supplier shall then pay such expenses.

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(b) In the event of a Supplier-Caused Recall, Supplier shall correct all appropriate deficiencies utilizing the CAPA system within agreed upon timelines per the Quality Agreement and provide periodic written status updates to Buyer relating to its manufacturing, packaging, testing, labeling, storing or handling of such Product, as applicable, that necessitated such Recall and shall at Buyer’s option and Supplier’s cost, either replace each unit of the Product recalled (including units held in inventory by Buyer or its customers) with corrected Product within a reasonable period of time, or refund the purchase price therefor.

(c) Buyer shall bear the costs and expenses of any recall to the extent such recall results from any cause or event arising solely from the responsibility of Buyer under this Agreement or is otherwise directly attributable to Buyer and shall reimburse and hold Supplier harmless from any Losses.

(d) If the FDA or any other Governmental Authority seizes any Product and/or its materials, requests a Recall of any Product, or otherwise notifies either Party hereto of any material violation or potential violation of any applicable Law with respect to the manufacture of the Product hereunder, such Party shall immediately notify the other Party.

(e) Recall-related indemnification obligations shall not be subject to any limitation of liability set forth elsewhere in this Agreement.

6.	Representations and Warranties

6.1 Buyer Representations and Warranties. Buyer hereby represents and warrants to Supplier as follows:

(a) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to grant the licenses herein, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary and proper corporate action of Buyer.

(b) Buyer is in material compliance with all applicable Laws and holds (or will obtain prior to the marketing and sale of the Product) all material licenses, permits and similar governmental authorizations necessary or required in connection with the marketing and sale of the Product (other than those for which Supplier will hold pursuant to the terms of this Agreement).

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(c) Buyer holds, and during the Term of this Agreement shall continue to hold, all the rights related to the Product, and Buyer’s Intellectual Property Rights, any other information, technology, data, data files, trademarks, and databases and other specifications and documentation, owned or provided by Buyer under the Agreement have not, and will not infringe upon, violate, or misappropriate any U.S. or foreign patent, trademark, copyright, trade secret, or any other proprietary or intellectual property right of any third Party.

6.2 Supplier Representations and Warranties. Supplier hereby represents and warrants to Buyer as follows:

(a) Supplier is duly organized, validly existing, in good standing in the jurisdiction of its organization or formation, and qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

(b) There are no actions, suits, claims or proceedings (pending or threatened) against, by, or affecting Supplier in any court or before any arbitrator or Governmental Authority that may have an adverse effect on Supplier’s assets, its financial condition, the operation of its business or its ability to perform its obligations under this Agreement, including debarment under the laws of any country.

(c) Supplier has full corporate power and authority to execute, deliver and perform this Agreement, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of Supplier.

(d) The manufacturing, packaging and storage operations utilized in the production of Product hereunder; the installation, operation and maintenance (and repair or replacement, if any) of the equipment, tooling and molds utilized in connection herewith; and the procedures and processes (including the installation, operation and performance qualifications) carried out by Supplier hereunder, have been conducted or will be carried out and conducted during the Term of this Agreement, in compliance in all material respects with all applicable Laws, including without limitation GMP, QSR, and other health and safety laws.

(e) Supplier is, and during the Term of this Agreement, Supplier shall continue to be, in material compliance with all applicable Laws. Without limiting Supplier’s obligation to comply with applicable Laws, Supplier will comply with the United States Foreign Corrupt Practices Act, as amended from time to time, the OECD Anti-Bribery Convention with regard to performing under this Agreement, including not offering or giving anything of value to a foreign public official in connection with the performance of the official’s duties or inducing an official to use their position to influence any acts or decisions of any foreign, state or public international organization, and other similar laws and regulations;

(f) Supplier holds, and during the Term of this Agreement shall continue to hold, all material licenses, permits, consents, and similar governmental authorizations necessary or required for (i) Supplier to perform its obligations set forth herein; and (ii) Buyer to promote, market, sell and distribute the Product;

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(g) The Product sold to Buyer will (i) be free from material defects in manufacturing, latent or otherwise; (ii) be conveyed with good title and free and clear of all liens and encumbrances; (iii) conform in all respects to the Specifications and quality standards and requirements for the Product in this Agreement and in the Quality Agreement; and (iv) and will not infringe upon, violate, or misappropriate any U.S. or foreign patent, trademark, copyright, trade secret, or any other proprietary or intellectual property right of any third Party due to Supplier’s Background Intellectual Property incorporated into the Product;

(h) At the time of delivery, the Product (i) will not be adulterated or misbranded under the FDCA or other Applicable Law; and (ii) will not have been produced in violation of any applicable provisions of the United States Fair Labor Standards Act, as amended, or other similar laws and regulations; and

(i) Supplier, its Affiliates, approved subcontractors, and each of their respective officers and directors, as applicable, and any person used by Supplier, its Affiliates or approved subcontractors to perform Services under this Agreement: (i) have not been debarred and are not subject to a pending debarment pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Supplier will notify Buyer immediately if Supplier, its Affiliates, or approved subcontractors, or any person used to perform Services under this Agreement, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Supplier’s knowledge, is threatened.

6.3 Buyer’s and Supplier’s warranties contained in this Section 6 will survive for three (3) years the termination or expiration of this Agreement, and Supplier’s warranties shall inure to the benefit of Buyer and its successors and assigns and the users of Buyer’s Product.

7.	Insurance.

7.1 Unless otherwise agreed to in writing, both Supplier and Buyer shall, at their own expense, carry and maintain during the entire term of this Agreement, including any subsequent extensions thereof, the following types of insurance coverage in amounts not less than those specified below for each type:

7.2 Buyer shall maintain Commercial General Liability Insurance covering claims for bodily injury, death, and property damage, including Premises and Operations, Product and Completed Operations, Independent Contractors, Personal Injury, Blanket Contractual and Broadform Property Damage Liability, in an amount consistent with sound business practice. The Product and Completed Operations coverage should continue in full effect for three (3) years following completion, expiration or termination of this Agreement.

7.3 Buyer shall maintain product liability and other appropriate insurance, at its own expense, in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term.

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7.4 Supplier shall maintain the insurance with respect to claims arising from: (a) Supplier’s breach of GMP requirements; (b) manufacturing defects in the Product; (c) Supplier’s negligence or willful misconduct; or (d) Supplier’s failure to manufacture the Product in accordance with the agreed Specifications.

7.5 Each Party hereto shall provide the other Party hereto certificates of insurance evidencing such coverage upon execution of this Agreement and annually thereafter, which certificates shall name the other Party as an additional insured under the general liability and umbrella/excess policies solely with respect to claims arising out of the insured Party’s performance under this Agreement. Each policy shall provide for at least thirty (30) days’ written notice to the other Party prior to cancellation, termination, or material modification of coverage.

8.	Intellectual Property; Trademarks

8.1 Ownership. As between Buyer and Supplier, Buyer owns and shall continue to own all Intellectual Property Rights in and to the Product, including without limitation, all rights in the Buyer Background Intellectual Property Rights, Specifications, Improvements, Foreground Intellectual Property Rights, trade secrets, Buyer Trademarks and Confidential Information. Buyer hereby grants to Supplier a limited, nonexclusive, royalty-free right to use Buyer’s Intellectual Property Rights solely as necessary to manufacture the Product exclusively for Buyer during the Term, subject to the terms of this Agreement. Supplier shall not, at any time, use any of Buyer’s Intellectual Property to manufacture or sell products that are similar to or competitive with the Product to any other Party.

8.2 Foreground Intellectual Property. Supplier acknowledges and agrees that any Foreground Intellectual Property Rights created in connection with the Product will be owned exclusively by Buyer including any technical information in the nature of designs, specifications, engineering data, or product know-how, which may be supplied by Supplier to assist in the performance of this Agreement. Supplier hereby assigns, transfers, and conveys to Buyer all of Supplier’s right, title, and interest in and to any Foreground Intellectual Property Rights in the Product, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are “works made for hire” owned by Buyer under the U.S. Copyright Act. Notwithstanding the foregoing, Supplier shall retain all right, title and interest in and to its manufacturing platform technology, manufacturing know-how, manufacturing methods, general process improvements, validation experience, scale-up know-how, equipment configurations, quality systems, operating procedures and other technology or intellectual property of general applicability developed, acquired or used by Supplier in the course of performing this Agreement, provided that such technology or intellectual property is not specific to the Product and does not incorporate Buyer’s Confidential Information.

8.3 License of Supplier’s Background Intellectual Property Rights. Supplier owns and shall continue to own any Background Intellectual Property Rights that existed prior to the execution of this Agreement, or which were created or will be created by Supplier independently of this Agreement during the Term. Supplier grants to Buyer perpetual, worldwide, irrevocable, nonexclusive, sublicensable, royalty-free license to use Supplier’s Background Intellectual Property Rights to the extent necessary to solely produce, use, sell, and distribute the Product during the Term and to use, sell, and distribute the Product following the Term, subject to the terms of this Agreement. Buyer shall not, during the Term, use any of Supplier’s Intellectual Property to manufacture or sell products or disclose it to any other Party; provided however, that Buyer shall have the right to obtain, from alternate sources, products and services similar or identical to the Product (including related systems and components) following the expiration or earlier termination of this Agreement and, solely in connection with Buyer’s rights hereunder to manufacture or purchase Product from an alternative source, at any time during the Term hereof.

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8.4 Reproduction of and Right to Use Buyer Trademarks. In connection with Supplier’s performance of this Agreement, Buyer hereby grants Supplier the right to reproduce and print on the Product and/or Product packaging or labeling such Trademarks that Buyer may designate from time to time, strictly in accordance with the Buyer trademark usage and packaging guidelines set forth in the Specifications. Samples of all such uses of Buyer’s Trademarks on the Product or Product packaging or labeling shall be submitted to Buyer for its written approval prior to production and, once approved by Buyer, Supplier may not make any changes or modifications without Buyer’s written consent. The permission granted to Supplier herein is restricted to usage of such Trademarks in connection with the Product supplied under this Agreement, and such permission extends only during the Term of this Agreement. All goodwill generated in the Buyer Trademarks inure to the exclusive benefit of Buyer.

8.5 Technology Transfer. Provided that Buyer complies with its obligations under the Agreement, if Buyer elects to manufacture Product, or to have Product manufactured by a third party, then Supplier will provide to Buyer or its designee, all manufacturing information, including documentation, technical assistance, materials, and cooperation by appropriate employees of Supplier as Buyer or its designee may reasonably require, to the extent necessary, and solely in order to manufacture Product. Buyer shall reimburse Supplier for any actual, reasonable and documented costs associated with such transfer of technology, including but not limited to the work performed, the expenses for travel and accommodation, and other reasonable expenses.

8.6 Buyer Assets.

(a) Buyer may furnish to Supplier or may direct Supplier to procure in connection with its performance of this Agreement, property such as tooling, tools, equipment, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) which will be paid for and owned by Buyer or its licensors (“Buyer Assets”). Supplier will use Buyer Assets exclusively for the performance of its obligations under this Agreement. Buyer Assets may be subject to U.S. and other government export or re-export requirements. Except for repair and replacement costs arising during the Term due to normal wear for these assets, Supplier shall buy insurance and bear all risk of loss of and damage to the Buyer Assets and shall maintain at Supplier’s expense all Buyer Assets in accordance with this Agreement and the Specifications. All Buyer Assets are and will at all times remain the property of Buyer and must be used exclusively for the production of the Buyer Product.

(b) While Buyer Assets are in Supplier’s possession, Supplier shall: (i) store the Buyer Assets in a secure space free from potentially damaging conditions, including but not limited to, water, extreme temperatures, wind or debris; (ii) prevent the commingling of Buyer Assets with other material of Supplier or other customers of Supplier and segregate and identify Buyer Assets as property of Buyer; (iii) except as provided herein, assume risk of loss or damage including properly insuring the Buyer Assets at Supplier’s expense; and (iv) not permit any lien or encumbrance to be placed upon the Buyer Assets. Supplier will not duplicate Buyer Assets or use them for any purpose other than the performance of this Agreement for Buyer. Supplier will provide useful life and status of Buyer Assets to Buyer upon request.

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(c) Supplier acknowledges and agrees that (i) Buyer is neither the manufacturer of the Buyer Assets nor the manufacturer’s agent, (ii) Supplier has inspected the Buyer Assets and is satisfied that the Buyer Assets are suitable and fit for their intended purposes, and (iii) Buyer has not made and does not make any representation or warranty whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Buyer Assets or its fitness for any particular purpose.

8.7 Prohibited Acts. Neither Party shall:

(a) take any action that may interfere with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof;

(b) challenge any right, title, or interest of the other Party in such other Party’s Intellectual Property Rights;

(c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks;

(f) misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent; or

(g) alter, obscure, or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Product, marketing materials, or other materials).

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9.	Indemnification; Limitation of Liability

9.1 Supplier’s Indemnification of Buyer. Supplier shall indemnify, defend and hold Buyer, its Affiliates and their respective officers, directors, employees and agents (each, a “Buyer Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any Buyer Indemnified Party, by reason of any Claim or Proceeding that is brought by a third Party to the extent that it results from (a) any material breach of Supplier’s representations, warranties or obligations under this Agreement including without limitation material defects in the manufacturing of the Product, or the nonfulfillment of or failure to perform any covenant or agreement made by Supplier in this Agreement; (b) any negligent act or omission or willful misconduct on the part of Supplier, its Affiliates or their respective employees or agents in the performance of this Agreement or the manufacture of the Product including but not limited to any claim from a third-party for death, injury or loss to the extent arising from manufacturing defects, Non-Conforming Product, failure of the Product to conform to the Specifications, GMP non-compliance, negligence or breach of this Agreement by Supplier; or (c) any failure by Supplier, its Affiliates or their respective employees or agents to comply with applicable Law in respect of its performance of its obligations hereunder. Notwithstanding the foregoing, it is understood and agreed that Supplier shall not be liable for Losses to the extent such Losses are caused solely by (x) the negligence, recklessness, willful misconduct, or breach of any of the terms of this Agreement by Buyer or its Affiliates or agents, and (y) the storage, handling or use of the Product by Buyer, its successors, subcontractors, distributors, customers and assigns, and the users of Buyer’s Product.

9.2 Supplier’s Intellectual Property Indemnification. Supplier shall indemnify, defend and hold Buyer Indemnified Parties harmless from and against any and all Losses suffered, incurred or sustained by any Buyer Indemnified Party, by reason of any Claim or Proceeding that is brought by a third Party to the extent that it alleges that any of Supplier’s Intellectual Property used in the manufacture of the Product, or that is embodied in the Product, infringes any Intellectual Property Right of a third Party; provided, however, that Supplier shall have no obligation under this Section 9.2 with respect to Claims to the extent arising out of any Specifications supplied by Buyer or modifications or changes made to the Product by or on behalf of Buyer, if the infringement would have been avoided without such modification or change.

9.3 Buyer’s Indemnification of Supplier. Buyer shall indemnify, defend and hold Supplier, its Affiliates and their respective officers, directors, employees and agents (each, a “Supplier Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any Supplier Indemnified Party, by reason of any Claim or Proceeding brought by a third Party to the extent it results from (i) any material breach of Buyer’s representations, warranties or obligations under this Agreement, or nonfulfillment of or failure to perform any covenant or agreement made by Buyer in this Agreement, (ii) any negligent act or omission or willful misconduct of Buyer or its employees or agents in the performance of this Agreement, or (iii) any claim related to the Product to the extent produced in accordance with Buyer’s Specifications, including any claim from a third party for death, injury or loss caused by the Product, and related legal costs. Notwithstanding the foregoing, it is understood and agreed that Buyer shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness, willful misconduct or breach of any of the terms of this Agreement by Supplier or its Affiliates or agents.

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9.4 Buyer’s Intellectual Property Indemnification. Buyer shall indemnify, defend, and hold Supplier Indemnified Parties harmless from and against any and all Losses suffered, incurred, or sustained by any Supplier Indemnified Party, by reason of any Claim or Proceeding that is brought by a third Party to the extent that it alleges that any of Buyer’s Intellectual Property used in the manufacture of the Product, or that is embodied in the Product, infringes any Intellectual Property Right of a third Party.

9.5 Indemnification Procedures.

(a) In the event that any Claim or Proceeding is asserted or imposed against any Party hereto, and such Claim or Proceeding involves a matter which is subject to a claim for indemnification under this Section 9, the indemnified Party or parties (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) of any such claim for indemnification, provided that the failure to give such notice shall not relieve the Indemnifying Party of any obligation hereunder except to the extent it is actually prejudiced by the failure to give such notice.

(b) If the Claim relates to any actual or threatened claim or suit by any third Party against the Indemnified Party, and if the Indemnifying Party accepts its obligation to indemnify the Indemnified Party, then the Indemnifying Party shall, at its own cost and expense, assume the defense of such claim with counsel of its own choosing which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party vigorously and diligently pursues such defense in good faith, the Indemnifying Party agrees to pay the full amount of any judgment or settlement amount, and the Indemnifying Party keeps the Indemnified Party and its attorneys fully informed as to the progress of the defense and any proposed settlement and the Indemnifying Party furnishes the Indemnified Party with copies of all papers in connection therewith. The Indemnified Party shall have the right to participate, at its own cost and expense and through counsel selected by it, in the defense of any such claim. The Indemnifying Party shall also have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, with the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed if such settlement does not materially adversely affect the business or affairs of the Indemnified Party; provided, however, that no such consent shall be required to be obtained by the Indemnifying Party if: (a) there is no finding or admission or any violation of any judgment, ruling, order, writ, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or any violation of the rights of any person by the Indemnified Party and no effect on any other suit, action, claim, proceeding or investigation that may be made against the Indemnified Party; (b) there is no reputational or goodwill damage to the Indemnified Party’s brand or business, and (c) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

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(c) Notwithstanding the foregoing, if the aforesaid conditions under which the Indemnifying Party may control the defense of the claim are not met, if the Indemnifying Party fails to control the defense, or if the named parties to such claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there is a conflict between the Indemnifying Party and the Indemnified Party that would make separate representations advisable, the Indemnified Party shall have the right, but not the obligation, to assume and control the defense of such claim at the expense of the Indemnifying Party, and to settle the same, provided that no such settlement shall be made without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. Regardless of the foregoing, the Indemnified Party shall keep the Indemnifying Party and its attorneys fully informed as to the progress of the defense and any proposed settlement and the Indemnified Party furnishes the Indemnifying Party with copies of all papers in connection therewith. The Indemnifying Party shall have the right to participate, at its own cost and expense and through counsel selected by it, in the defense of any such claim.

9.6 Limitation of Liability. Except as provided in the last sentence of this section 9.6, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO THE PRODUCTS OR ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; INDEMNIFICATION OBLIGATIONS; BREACHES OF THE OBLIGATIONS OF CONFIDENTIALITY AND DATA SECURITY; INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS; VIOLATIONS OF LAW; OR DAMAGES THAT MAY NOT BE LIMITED OR EXCLUDED AS A MATTER OF LAW.

10.	Confidential Information.

10.1 Confidential Information. From time to time during the Term, a Party (the “Disclosing Party”) may disclose or make available to the other party (the “Receiving Party”) or to any of the Receiving Party’s affiliates’ employees, officers, directors, members, partners, shareholders, agents, attorneys, accountants, advisors, or other representatives (collectively, “Representatives”), certain non-public, confidential, and proprietary information to the other Party (“Confidential Information”). Buyer’s Confidential Information includes, without limitation, the terms of this Agreement and the Quality Agreement, the Specifications, Buyer Intellectual Property Rights, any samples, drawings, materials, know-how, designs, processes and any other technical, business, strategic, operational, financial, and other sensitive or proprietary information. All such information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” is collectively referred to as the Disclosing Party’s “Confidential Information” hereunder. Notwithstanding the foregoing, the term Confidential Information shall not include information that: (a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public, except as a result of, directly or indirectly, any breach of this Agreement, or any act or omission, by the Receiving Party or any of its Representatives; (b) at the time of disclosure is, or thereafter becomes, available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Receiving Party by any legal, fiduciary, or contractual obligation; (c) prior to the time of disclosure, was known by or in the possession of the Receiving Party, as established by documentary evidence; or (d) was independently developed by the Receiving Party, as established by documentary evidence, without access to or use of any of the Supplier’s Confidential Information.

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10.2 Receiving Party’s Obligations. The Receiving Party shall: (a) use the Disclosing Party’s Confidential Information only during the Term and only in connection with Receiving Party’s performance of its duties and obligations hereunder; (b) hold the Disclosing Party’s Confidential Information in the strictest confidence; (c) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information, and prevent and protect the Confidential Information from any unauthorized use or disclosure, in each case using the same standard of care that the Receiving Party uses to protect its own confidential information, but in no event less than a reasonable standard of care; (d) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, in any manner to the Disclosing Party’s detriment, including without limitation, to reverse engineer, disassemble, decompile, or design around the Disclosing Party’s Product, services, equipment, processes, trade secrets and/or other confidential Intellectual Property Rights (whether included in the Disclosing Party’s Confidential Information or otherwise); (e) restrict the use and disclosure of or access to any of the Disclosing Party’s Confidential Information to the Receiving Party’s Representatives who: (i) need to know the Confidential Information to perform their duties on behalf of the Receiving Party in relation to this Agreement; (ii) are informed in writing by the Receiving Party of the confidential nature of the Confidential Information; and (iii) are subject to confidentiality duties or obligations to the Receiving Party that are no less restrictive than the terms and conditions of this Agreement; (f) immediately notify the Disclosing Party of any unauthorized use or disclosure of Confidential Information or other breaches of this Agreement by the Receiving Party or its Representatives of which the Receiving Party has knowledge; and, (g) fully cooperate with the Disclosing Party in any effort undertaken by the Disclosing Party to enforce its rights related to any unauthorized use or disclosure of the Confidential Information.

10.3 Legally Compelled Disclosures. Notwithstanding Sections 10.1 and 10.2, in the event the Receiving Party is required by applicable law, subpoena or court order to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt written notice of same, so that the Disclosing Party may seek a protective order or other appropriate remedy to avoid public or third-party disclosure of its Confidential Information. Until such time as the appropriate judicial or other authority has ruled upon the Disclosing Party’s protective order or other request for remedy, the Receiving Party shall refrain from disclosing any of the Disclosing Party’s Confidential Information in response to any such applicable law, subpoena, or court order. The Receiving Party shall cooperate with and assist the Disclosing Party, at the Disclosing Party’s expense, in seeking any protective order or other relief requested or otherwise available under applicable law. If such protective order or other remedy is ultimately not obtained, the Receiving Party shall furnish only so much of the Confidential Information that it is legally compelled to disclose, and any and all such disclosures shall be made under seal or other appropriate assurances of confidentiality.

10.4 Cumulative Duties and Obligations. The Receiving Party’s duties and obligations of confidentiality under this Agreement are in addition to, and not in substitution for, any duties and obligations of confidentiality, non-disclosure or non-use owed by the Receiving Party to the Disclosing Party under any applicable Law.

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10.5 Ownership of Confidential Information. All of the Disclosing Party’s Confidential Information (including any and all right, title and interest therein and in and to any and all Intellectual Property Rights therein) is and shall remain the sole and exclusive property of the Disclosing Party. Except as otherwise set forth in this Agreement, neither this Agreement nor any disclosure of the Disclosing Party’s Confidential Information hereunder shall operate or be construed as an express or implied grant, transfer, conveyance, assignment or license to the Receiving Party or any of its Representatives of any right, title or interest in and to the Disclosing Party’s Confidential Information.

10.6 Return of Disclosing Party’s Confidential Information. Upon the expiration or termination of this Agreement, or upon the request of the Disclosing Party, the Receiving Party and its Representatives shall immediately cease any and all further use of the Disclosing Party’s Confidential Information, and shall, within ten (10) calendar days from such request, and, at the option of the Disclosing Party, either return all copies of Confidential Information to the Disclosing Party (whether in written, electronic or other form or media), and/or delete, destroy and expunge all such copies of Confidential Information (whether in written, electronic or other form or media) from the Receiving Party’s and its Representatives’ files, repositories and systems (physical, electronic or otherwise), and provide the Disclosing Party with written certification of the method and date of completion of such destruction. The foregoing obligation shall not apply to Confidential Information that resides only on archival or back-up tapes, or that is required to be preserved for legal or regulatory compliance purposes. Any Confidential Information which remains in the possession of the Receiving Party shall remain subject to the terms of this Section 10 which shall survive the termination or expiration of this Agreement.

10.7 Breach. The Receiving Party acknowledges that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement by the Receiving Party or its Representatives. Therefore, in addition to any other rights and remedies to which the Disclosing Party may be entitled (which other rights and remedies the Disclosing Party hereby expressly reserves and does not waive by the exercise of any rights hereunder), the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and the Receiving Party hereby waives any requirement for the Disclosing Party to secure or post any bond or to otherwise show actual monetary damages in connection with any such remedy sought under this Section 10.7. The Receiving Party shall be and remain liable for any breach of the terms or conditions of this Agreement by its Representatives.

11.	Term, Termination

11.1 Term. The term of this Agreement commences on the Effective Date and continues for a period of [***]years unless earlier terminated in accordance with the provisions of this Agreement (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive [***] year periods unless either Party provides ninety (90) days’ notice of non-renewal or the Agreement is otherwise terminated in accordance with the termination provisions herein (each a “Renewal Term” and together with the Initial Term, the “Term”).

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11.2 Buyer’s Right to Terminate for Cause. Buyer may terminate this Agreement immediately by providing written notice to Supplier:

(a) If Supplier breaches any material term of this Agreement and, if the breach is curable, Supplier fails to correct such breach within sixty (60) days after receiving written notice of such breach from Buyer. By way of example, and not an exhaustive list, the following events shall constitute a material breach: (i) if Supplier fails to perform or deliver Product as specified by Buyer; (ii) if Buyer determines in its reasonable discretion that Product does not satisfy the Specifications and acceptable interoperability testing; (iii) if Supplier materially delayed the scheduled deliveries as specified in the Purchase Order; (iv) if Supplier does not provide required documentation to Buyer within the timeline as specified in the Agreement; or (v) if Supplier repudiates or breaches any of the material terms hereof, including, but not limited to, Supplier’s warranties. These examples shall not be deemed to limit in any manner Buyer’s rights to claim material breach by Supplier under this Section 11.2(a).

(b) If Supplier fails to meet its financial obligations as they become due, or if any proceeding under the bankruptcy or insolvency laws is brought against Supplier, a receiver is appointed for Supplier or Supplier makes an assignment for the benefit of creditors.

11.3 Supplier’s Right to Terminate for Cause. Supplier may terminate this Agreement immediately by providing written notice to Buyer:

(a) If Buyer breaches any material term of this Agreement and, if curable, Buyer fails to correct such breach within sixty (60) days after receiving written notice of such breach from Supplier. By way of example, and not an exhaustive list, the following events shall constitute a material breach: (i) if Buyer fails to make payment according to the terms in the Agreement or as specified in the Purchase Orders to Supplier; (ii) if Buyer’s Intellectual Property, or any other information and documentation provided by Buyer infringe the rights of a third party; (iii) if Buyer fails to provide information, documentation, materials, approvals, or other assistance reasonably required by Supplier to manufacture and supply the Product in accordance with this Agreement, and such failure continues for sixty (60) Business Days after receipt of written notice from Supplier requesting the same, provided that Buyer has not demonstrated reasonable ongoing efforts to obtain and provide such information, documentation, materials, approvals or assistance; or (iv) if Buyer repudiates or breaches any of the material terms hereof, including, but not limited to, Buyer’s warranties. These examples shall not be deemed to limit in any manner Supplier’s rights to claim material breach by Buyer under this Section 11.

(b) If Buyer fails to meet its financial obligations as they become due and fails to cure such failure within sixty (60) days after receiving written notice of such failure, or if any proceeding under the bankruptcy or insolvency laws is brought against Buyer, or a receiver is appointed for Buyer or Buyer makes an assignment for the benefit of creditors, except that Supplier may not terminate this Agreement solely as a result of a claim, action or default brought by [***] or any successor or transferee of [***], or if a proceeding under bankruptcy or insolvency laws is brought against Buyer, or a receiver is appointed for Buyer or Buyer makes an assignment for the benefit of creditors as a result of any claim, action or default brought by [***]or any successor or transferee of [***], provided that Buyer or any successor, transferee or other person assuming this Agreement continues to timely satisfy all obligations under this Agreement.

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11.4 Termination Upon Exercise of Option. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement may be terminated in the event Buyer or Supplier exercises the options set forth in Section 2.7 and 2.8.

11.5 Effect of Expiration or Termination. Upon expiration or termination of this Agreement as provided under this Section 11, Buyer shall pay for all Product received and accepted prior to the termination date and shall return or destroy all Supplier Confidential Information in accordance with the provisions of Section 10. Supplier’s obligations upon expiration or termination of this Agreement shall include the following obligations unless otherwise directed by Buyer in writing:

(a) Supplier shall immediately cease using any Specifications, Buyer Assets, Buyer Confidential Information, or any Buyer Intellectual Property for itself or any third party;

(b) If requested by Buyer, Supplier shall fulfill any un-delivered Purchase Orders made by Buyer and accepted by Supplier before the date of such termination notice. Additionally, Buyer may submit a final buy Purchase Order for a quantity not to exceed that ordered by Buyer over the previous [***] period that shall be delivered within [***] of Supplier’s receipt of such final buy Purchase Order. Notwithstanding the foregoing or the following, in the event of termination under Section 11.2, Buyer may also terminate all unfilled Purchase Orders without any liability except for the Price of any Product previously delivered and accepted by Buyer (subject to any set-off available to Buyer);

(c) Buyer shall purchase from Supplier any existing inventories of Product ordered through a Purchase Order that has not been otherwise terminated in accordance with this Agreement that conforms to the Specifications and is Manufactured in accordance with GMP and this Agreement, at the price for such Product set forth herein; and (b) may either (i) purchase any such Product in process held by Supplier as of the date of the termination, at a price to be mutually agreed (it being understood that such price will reflect, on a pro rata basis, work performed and non-cancelable out-of-pocket expenses actually incurred by Supplier with respect to the manufacture of such in-process Product); or (ii) direct Supplier to dispose of such material at Buyer’s cost; and

(d) In the event of a termination by Buyer pursuant to Sections 11.2 or pursuant to Section 11.4 other than in connection with a Buyer Exit, Supplier shall refund to Buyer any remaining amount of the Advance Payment that will remain after fulfilling such purchases, if any, pursuant to Sections 11.5(b) and (c).

(e) Supplier shall promptly, and no later than thirty (30) days after the termination date of this Agreement, return to Buyer all Buyer Confidential Information, all Buyer Assets in Supplier’s possession, and any other property furnished by or belonging to Buyer, or dispose of such Buyer Assets or other property in accordance with Buyer’s instructions.

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11.6 Survival. Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination. The rights and obligations of the Parties under Sections 4.3 and 4.7 and Section 5, Section 7, Section 8, Section 9, Section 10, Section 11.5, and Section 12 of this Agreement shall survive the expiration or termination of this Agreement. Specifically with respect to Section 4.3 and 4.7, such rights and obligations shall survive until three (3) years after the expiration date of the last Batch of Product manufactured and packaged hereunder or, in the case of any record-keeping requirements, for so long as required by Law, whichever period is longer.

12.	Miscellaneous

12.1 Relationship of the Parties. The Parties shall be deemed independent contractors with respect to the terms and provisions of this Agreement and shall not in any respect act as an agent or employee of the other Party. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third Party. All persons employed by Supplier in connection with the manufacture and supply of the Product to Buyer shall be employees, agents, or contractors of Supplier. Under no circumstances shall employees or agents of one Party be deemed to be employees or agents of the other Party.

12.2 Force Majeure. Performance under this Agreement shall be excused to the extent prevented or delayed directly by an event beyond such Party’s (the “affected Party”) reasonable control, without the affected Party’s fault or negligence, and that by its nature could not have been foreseen by the affected Party or, if it could have been foreseen, was unavoidable, such as fire, flood, explosion, unavoidable breakdown of machinery, widespread product tampering by third parties, governmental acts or regulations (over which the affected Party has no control), terrorist activities, natural disasters, war, any act of God, or by any other similar circumstances of any character reasonably beyond the control of the affected Party (each a “Force Majeure Event”). Notwithstanding the foregoing, Supplier’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by Supplier under this Section 12.2. The affected Party shall promptly notify in writing the non-affected Party of the Force Majeure Event and the probable duration of the delay. Any delay caused by a Force Majeure Event shall toll the term of this Agreement which shall be extended by the length thereof. If a condition constituting a Force Majeure exists for more than thirty (30) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable. In the event a Force Majeure Event prevents performance by either Party for more than ninety (90) days, then either Party shall have the right to terminate this Agreement (in its entirety) upon notice to the other Party. Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event.

12.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto without the prior written consent of the other Party; provided that (a) nothing in this Section 12.3 shall restrict Buyer from engaging sub-distributors, and (b) Buyer shall not be required to obtain the consent of Supplier in the event of an assignment of this Agreement to (i) a successor-in-interest who acquires all of the capital stock of Buyer or substantially all the assets of Buyer to which this Agreement relates or (ii) an Affiliate of Buyer, and Supplier shall not be required to obtain the consent of Buyer in the event of an assignment of this Agreement to a successor-in-interest who acquires all of the capital stock of Supplier or substantially all the assets of Supplier to which this Agreement relates provided that such successor-in-interest guarantees to continue to manufacture the Product pursuant to the terms of this Agreement without interruption. Any purported assignment or delegation in violation of this Section is null and void.

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12.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by facsimile, to the addresses listed in the introductory paragraph of this Agreement. The above addresses for receipt of notice may be changed by either Party by notice, given as provided herein.

12.5 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, the Quality Agreement, the Safety Data Exchange Agreement, and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, and understandings, oral and written, with respect to such subject matter.

12.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any such provision shall be adjudged by any court or authority of competent jurisdiction to be prohibited or unenforceable but would be valid and enforceable if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area thereby were to be reduced, such provision shall apply within the jurisdiction of such court or authority with such modifications as are necessary to make it valid and enforceable.

12.7 Amendment & Modification; Waiver. This Agreement and any exhibit attached hereto may be amended, modified, and supplemented by a written instrument expressly identified as an amendment hereto authorized and executed on behalf of Supplier and Buyer with respect to any of the terms contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein are cumulative and not exclusive of any remedies provided by Law.

12.8 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

12.10 Governing Law; Venue. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with internal Law of the country of United Kingdom without regards to conflicts of laws principles. Any Dispute that the Parties do not resolve through amicable resolution within thirty (30) days following the written request for amicable resolution will be settled by binding arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (the “ICC Rules”) at the ICC London. The number of arbitrators shall be one, the seat of the arbitration shall be in London and the arbitral proceedings shall be conducted in English. The judgment shall be final and binding upon both Parties.

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12.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Except as otherwise provided in Section 8, nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.12 Publicity. Except as is necessary for governmental notification purposes or to comply with applicable Law or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the Parties hereto in writing, the Parties shall (a) keep the terms of this Agreement confidential and (b) agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement. Nothing in this Section shall limit the right of either Party to publicize a Recall in accordance with the terms of this Agreement.

12.13 Import/Export Compliance. The Parties shall strictly comply with all applicable import/export Laws. Buyer shall ensure that it will not export, sell, divert, transfer, or otherwise dispose of the Product in violation of applicable Law. Unless otherwise set forth in the Purchase Order, Supplier shall obtain all licenses and approvals that may be necessary to export the Product from the point of origin thereof to the Delivery Location in accordance with all applicable Laws at its expense. Supplier shall provide Buyer with such documentation as Buyer may request to perform Buyer’s obligations under this Section 12.13. All drawback of duties, and rights to drawback of duties paid by Supplier or Buyer upon the importation of Product or any materials or components that are used in the manufacture of the Product under an Order will accrue to the exclusive benefit of Buyer. Such duty drawback rights include rights developed by substitution and duty drawback rights obtained from sub-tier suppliers related to the Product. Supplier will provide Buyer with all documents, records, and other supporting information necessary to obtain any duty drawback and will reasonably cooperate with Buyer to obtain payment. In the event any government authority declares or imposes any additional tariffs, duties, customs, or other similar obligations that impacts the Product (collectively referred to as “Tariffs”), the Parties will discuss in good faith ways to mitigate the impact of such Tariffs on Buyer.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and to be effective as of the date first above written.

Zhaoke (Hong Kong) Ophthalmology Pharmaceutical Limited	Zhaoke (Guangzhou) Ophthalmology Pharmaceutical Limited

/s/ Dr. Benjamin Li	/s/ Dr. Lit-Fui Lau

Signature	Signature

Dr. Benjamin Li	Dr. Lit-Fui Lau

Print Name	Print Name

Chief Executive Officer	President

Title	Title

Evofem Biosciences, Inc.

/s/ Saundra Pelletier

Signature

Saundra Pelletier

Print Name

Chief Executive Officer

Title

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Exhibit A

Product Specifications

[***]

37

Schedule A

Pre-Payment Timeline

[***]

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